Exhibit 23.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the valuation process of any properties of J.P. Morgan Real Estate Income Trust, Inc. (the “Company”) in the Company’s Registration Statement on Form S-11, the prospectus included therein (the “Prospectus”) and in any future amendments or supplements thereto, under the headings “Net Asset Value Calculation and Valuation Guidelines – Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines – Valuation of Properties”, and (2) the disclosure on page 3 of Supplement No. 10 to the Prospectus and in any future amendments or supplements thereto that the amount presented in the line item “Investments in real estate” represents the sum of the estimated values of the Company’s properties we have provided to the Company, as of the date presented.

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC
West Des Moines, Iowa

October 16, 2024